EXHIBIT 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main212.407.4000 Fax 212.407.4990

October 18, 2023

American Acquisition Opportunity Inc.

12115 Visionary Way, Suite 174

Fishers, Indiana 46038

Ladies and Gentlemen:

We have acted as counsel to American Acquisition Opportunity Inc., a Delaware corporation (“American”), in connection with the preparation of a registration statement on Form S-4, File No. 333-268817 (the “Registration Statement”), filed by American with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the issuance of 11,100,000 shares of  Class A common stock, par value $0.0001 of American (“American Common Stock”), in connection with a business combination transaction (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger dated June 28, 2022, as amended, (the “Merger Agreement”), by and among American, Royalty Management Corporation, an Indiana corporation (“Royalty”) and Royalty Merger Sub Inc., an Indiana corporation and a direct, wholly-owned subsidiary of American (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, a business combination between American and Royalty will be effected through the merger of Merger Sub with and into Royalty, with Royalty surviving the merger as a wholly owned subsidiary of American (the “Merger”). The 11,100,000 shares of American Common Stock issuable to Royalty’s shareholders in the Business Combination and pursuant to the Merger Agreement, are referred to as the “Merger Consideration Shares.”

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of American.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that upon issuance in the Business Combination pursuant to the terms of the Merger Agreement, the Merger Consideration Shares will be validly issued, fully paid and non-assessable.

In addition, the foregoing opinion is qualified to the extent that (a) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP